RESTATED
                               CERTIFICATE OF INCORPORATION
                                            OF
                                    UNISYS CORPORATION


                                        ARTICLE I

     The name of the corporation (hereinafter called the "Corporation") is Unisys Corporation.

                                        ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                       ARTICLE III

     The purpose or purposes for which the Corporation is organized are:

     To engage in the business of designing, manufacturing and marketing of components, products, systems and forms and supplies for the recording, storing, handling, computing, processing and communicating of information and data, and of providing related services; and

     To engage in any other lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                       ARTICLE IV

     Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 400,000,000 shares, divided into two classes consisting of 360,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 40,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock"). The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

          A. the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

          B. the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

          C. the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

          D. whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

          E. whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          F. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets, of the Corporation;

          G. whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the shares of such series in any respect;

          H. whether such series shall have the voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

          I. any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

     The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     Section 2. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

     Section 3.  Junior Preferred Stock:

          A. Designation and Amount. The shares of such series shall be designated as "Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

          B.  Dividends and Distributions.

               (i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $15 or (b) subject to the provision for adjustment hereinafter set forth, 300 times the aggregate per share amount of all cash dividends, and 300 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (ii) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in Paragraph (i) of this Subsection immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $15 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          C. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

               (i) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 300 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (ii) Except as otherwise provided herein or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (iii) The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single series.

               (iv) Except as set forth herein, holders of Junior Preferred Stock shall have no voting rights.

          D.  Certain Restrictions.

               (i) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Subsection B are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

                    (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                    (c) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (i) of this Subsection (D) purchase or otherwise acquire such shares at such time and in such manner.

          E. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever
shall be retired and cancelled promptly after the acquisition thereof.   All
such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

          F. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 300 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          G. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 300 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          H. No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

          I. Rank. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

     Section 4.  Series A Cumulative Convertible Preferred Stock:

          A. Designation and Amount. The designation of this series which consists of 30,000,000 shares of Preferred Stock is "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided that no such amendment shall reduce the number of shares of the Series A Preferred Stock to a number less than the aggregate number of shares of the Series A Preferred Stock then outstanding plus the number of shares reserved for issuance upon the conversion or exchange of any outstanding securities convertible or exchangeable into Series A Preferred Stock.

          B. Rank. All Series A Preferred Stock shall rank prior to the Corporation's Common Stock and to the Corporation's Junior Participating Preferred Stock, both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          C.  Dividends.

               (i) The holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends at the annual rate of $3.75 per share, and no more, which shall be payable quarterly on the 15th day of October, January, April and July of each year to holders of record as they appear on the stock books of the Corporation on such record dates as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends on shares of Series A Preferred Stock issued pursuant to the merger of SP Merger Co. Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, and Sperry Corporation (the "Merger") shall be cumulative and shall accrue without interest from the effective time of the Merger (the "Effective Time") and dividends on all other shares of Series A Preferred Stock shall be cumulative and shall accrue without interest from the later of the Effective Time or the last dividend payment date immediately preceding the date of issuance of such shares. No dividends or other distributions, other than dividends payable solely in shares of capital stock of the Corporation ranking junior as to dividends to the Series A Preferred Stock (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made of, any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock, including the full dividend for the then current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart.

               (ii) No full dividends shall be declared or paid or set apart for payment on any class or series of capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, declared and paid or set apart for such payment on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Series A Preferred Stock and the Parity Dividend Stock, all dividends declared and paid or set aside for payment upon shares of Series A Preferred Stock and the Parity Dividend Stock shall be declared and paid or set aside for payment pro rata so that the amount of dividends declared and paid or set aside for payment per share on the Series A Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred Stock and the Parity Dividend Stock bear to each other.

               (iii) Any reference to "distribution" contained in this Subsection C shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          D. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock (the "Junior Liquidation Stock"). The entire assets of the Corporation, available for distribution after the liquidation preferences of any class or series of capital stock ranking prior to the Series A Preferred Stock are fully met, shall be distributed ratably among the holders of shares of the Series A Preferred Stock and any other class or series of the capital stock hereafter issued having parity as to liquidation rights with the Series A Preferred Stock in proportion to the respective accrued and unpaid dividends and preferential amounts to which each is entitled (but only to the extent of such accrued and unpaid dividends and preferential amounts) when such assets are not sufficient to pay in full the aggregate amounts payable thereon. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

           E.  Redemption.

               (i) Subject to the limitations set forth below, the Corporation, at its option, may redeem at any time after the issuance thereof, the whole, or from time to time any part, of the Series A Preferred Stock; provided, however, that no shares of Series A Preferred Stock may be redeemed prior to June 1, 1989 unless the Closing Price (as defined below) of the Common Stock on each of at least 20 Trading Days (as defined below) out of a 30 consecutive Trading Days' period ending within 5 Trading Days of the date of the notice of redemption shall have equalled or exceeded 150% of the then effective conversion price. A "Trading Day" shall be any day on which the principal national securities exchange on which the Common Stock is admitted to trading or listed is open, or, if the Common Stock is not so admitted to trading or so listed, any day except Saturday, Sunday, a legal holiday or any day on which banking institutions in the City of New York are obligated or authorized to close. The "Closing Price" for each day shall be the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices on that day, in either case, as reported in the consolidated transaction reporting system for the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other nationally recognized quotation service selected by the Corporation for the purpose, if NASDAQ is not at the time furnishing quotations. If the Common Stock is not publicly held or so listed or traded, the "Closing Price" shall mean the fair value per share as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors certified by the Secretary or an Assistant Secretary of the Corporation. The redemption price per share will be the following if the Series A Preferred Stock is redeemed during the 12-month period ending June 1,

                        Redemption            Redemption
                 Year     Price         Year     Price

                 1987     $53.750      1992     $51.875
                 1988      53.375      1993      51.500
                 1989      53.000      1994      51.125
                 1990      52.625      1995      50.750
                 1991      52.250      1996      50.375

and will be $50 per share if redeemed at any time after June 1, 1996, plus, in each case, an amount in cash equal to all dividends on shares of Series A Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price".

               (ii) In case of the redemption of less than all of the then outstanding shares of Series A Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the shares of Series A Preferred Stock at any time outstanding, unless all dividends accrued and in arrears upon all shares of Series A Preferred Stock then outstanding shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all shares of Series A Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment.

               (iii) Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the shares of Series A Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown by the records of the Corporation.

               (iv) Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

               (v) The Corporation shall, on or prior to the date fixed for redemption of any shares, but not earlier than 45 days prior to the date fixed for redemption, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such transfer agent or other redemption agent to give or complete the notice of redemption thereof and to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders; and from and after the date of such deposit, all rights of the holders of the shares of Series A Preferred Stock to be redeemed, as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price, without interest, upon the surrender of their respective certificates, and except the right to convert their shares into Common Stock as provided in Subsection F, shall cease and terminate. No dividends shall accrue on any shares of Series A Preferred Stock called for redemption after the date fixed for redemption (unless the Corporation shall fail to deposit the sum sufficient to redeem all shares called for redemption). In case holders of any shares of Series A Preferred Stock called for redemption shall not, within one year after such deposit, claim the amount deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders shall be as general creditors of the Corporation. To the extent that shares of Series A Preferred Stock called for redemption are converted into Common Stock prior to the date fixed for redemption, the amount deposited by the Corporation to redeem such shares shall immediately be returned to the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

          F.  Conversion.

               (i) On or after the issuance thereof, the holders of shares of Series A Preferred Stock may, at the option of the holders thereof, upon surrender of the certificates therefor, convert any or all of their shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereafter provided. The conversion price, which shall be subject to adjustment as provided in Paragraph
(ii), shall be $29.93 ("Conversion Price"). For the purposes of calculating the number of shares of Common Stock into which the Series A Preferred Stock is convertible at the Conversion Price, the price per share of Series A Preferred Stock is $50.

               (ii) The Conversion Price shall be subject to adjustment from time to time as follows:

                    (a) In case the Corporation shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of its Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the number and kind of shares of capital stock which he would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such time. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under Subsections (b) and (c) below. Such adjustment shall be made successively whenever any event specified above shall occur.

                    (b) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share) less than the Closing Price of a share of Common Stock on such record date, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of such Common Stock so offered (or the aggregate initial conversion price of the convertible securities so offered) would purchase on that day at the Closing Price, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such record date is fixed. In the event that such rights, options, warrants or convertible securities are not so issued, the Conversion Price then in effect shall be readjusted to the conversion price which would then be in effect if such record date had not been fixed.

                    (c) In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock (i) of shares of any class of capital stock other than Common Stock or (ii) of evidences of its indebtedness or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in Subsection (a) above) or (iv) of rights or warrants (excluding those referred to in Subsection
(b) above), then, in each such case, the Conversion Price in effect immediately thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the Closing Price per share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors certified by the Secretary or an Assistant Secretary of the Corporation) of said shares or evidences of indebtedness or assets or rights or warrants so distributed, and of which the denominator shall be the total number of shares of Common Stock outstanding multiplied by such Closing Price per share. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed.

                    (d) In any case in which this Paragraph (ii) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock and other capital stock or securities, if any, issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock and other capital stock or securities, if any, issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Paragraph (iii) of this Subsection F; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Common Stock and other capital stock or securities, if any, and such cash, upon the occurrence of the event requiring such adjustment.

                    (e) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price then in effect; provided, however, that any adjustment which by reason of this Subsection (e) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                    (f) All calculations under this Paragraph (ii) shall be made to the nearest cent or to the nearest one-hundredth of a share of Common Stock as the case may be.

                    (g) Anything in this Paragraph (ii) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those adjustments expressly required by this Paragraph (ii), as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Common Stock, issuance wholly for cash of any Common Stock at less than the Closing Price on the record date, issuance wholly for cash of Common Stock or securities which by their terms are convertible into or exchangeable for Common Stock, dividends on Common Stock payable in Common Stock or issuance of rights, options or warrants referred to hereinabove in Subsection (b), hereafter made by the Corporation to holders of shares of Common Stock shall not be taxable to such stockholders.

                    (h) If as a result of adjustment made pursuant to Subsection (a), the holders of shares of Series A Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) through (c), inclusive.

               (iii) No fractional shares of Common Stock and other capital stock or securities, if any, or scrip representing fractional shares of Common Stock and other capital stock or securities, if any, shall be issued upon the conversion of any share or shares of Series A Preferred Stock. If the conversion of a share or shares of Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Closing Price of the Common Stock and other capital stock or securities, if any, on the Trading Day prior to the conversion shall be paid to such holder in cash by the Corporation. The "Closing Price" for other capital stock or securities shall be determined in the same manner and with the same effect as the "Closing Price" for the Common Stock as defined in Subsection E(i).

               (iv) The right of the holders of shares of Series A Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other capital stock or securities or property in a name other than that of the registered holder of the shares of the Series A Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares of Common Stock or other capital stock or securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

               (v) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding upon the basis herein provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis.

               (vi) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation or a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other capital stock or securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holders of shares of Series A Preferred Stock then outstanding shall have the right thereafter to convert each such share of Series A Preferred Stock into the kind and amount of shares of capital stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock and other capital stock or securities, if any, into which each such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive alternative forms of consideration upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock upon conversion thereof the shares of capital stock or other securities or property receivable by a holder of Common Stock who failed to make an election with respect to the form of consideration receivable in such consolidation, merger, sale, transfer or share exchange. The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

               (vii) Upon the surrender of certificates representing shares of Series A Preferred Stock, the person converting shall be deemed to be the holder of record at such time of the shares of Common Stock issuable on such conversion and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other capital stock or securities or property as herein provided. Except as otherwise provided in Paragraph (ii), no adjustment in the Conversion Price shall be made at the time of conversion in respect of distributions or dividends therefore declared and paid or payable on the Common Stock.

          G.  Voting Rights.

               (i) The holders of shares of Series A Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. If, on the date used to determine stockholders of record for any meeting of stockholders of the Corporation at which directors are to be elected, dividends on the Series A Preferred Stock and on any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the number of members of the Board of Directors shall be increased by two as of the date of such meeting and the holders of shares of Series A Preferred Stock (voting separately as a class with the holders of all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for and elect such two additional directors of the Board. The right of the holders of Series A Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. The term of office of the directors so elected shall terminate immediately upon the termination of the right of the holders of shares of Series A Preferred Stock and such Parity Dividend Stock to vote for such two additional directors. In connection with such right to vote, each holder of shares of Series A Preferred Stock will have one vote for each share held.

               (ii) Without the consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class with all other affected series of capital stock ranking on a parity either as to dividends or upon liquidation with the Series A Preferred Stock, the Corporation shall not authorize, create or issue, or increase the authorized amount of, any class or series of capital stock ranking prior to the Series A Preferred Stock as to dividends or upon liquidation. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class with all other affected series of capital stock ranking on a parity either as to dividends or upon liquidation with the Series A Preferred Stock, the Corporation shall not increase the authorized amount of any class or series of capital stock ranking on a parity either as to dividends or upon liquidation with the Series A Preferred Stock; provided, however, that no such consent or vote will be required for the issuance of Preferred Stock ranking on a parity with such series from the authorized but unissued Preferred Stock. No consent or vote of the holders of the outstanding shares of Series A Preferred Stock shall be required to authorize, create or issue, or increase the authorized amount of, any class or series of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation.

               (iii) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class with all other series of capital stock ranking on a parity either as to dividends or upon liquidation with the Series A Preferred Stock, shall be required for any amendment, alteration or repeal, of the Corporation's Certificate of Incorporation, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock and any such series so as to affect them materially and adversely; provided, however, that in any case in which one or more, but not all, such series would be adversely affected as to the powers, preferences or special rights thereof, the affirmative vote of the holders of at least a majority of the outstanding shares of all such series that would be adversely affected, voting as a class, shall be required, and the holders of shares of any series that would not be adversely affected shall not be entitled to vote thereon.

     Section 5. At the effective time of the amendment to Article IV, Section 1 of this Restated Certificate of Incorporation authorizing the Corporation to issue shares of Common Stock, par value $.01 per share, each share of Common Stock, par value $5 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to such effective time, shall be changed into and reclassified as one share of Common Stock, par value $.01 per share. To reflect such change and reclassification, each certificate representing shares of Common Stock, par value $5 per share, theretofore issued and outstanding or held in the treasury of the Corporation shall, from and after such effective time, represent a like number of shares of Common Stock, par value $.01 per share.

                                         ARTICLE V

     Section 1.  Vote Required for Certain Business Combinations.

          A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this
Article V:

               (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more; or

               (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B. Definition of "Business Combination". The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph A of this Section I.

     Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Restated Certificate of Incorporation, if all of the conditions specified in either the following Paragraphs A and B are met:

          A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

          B. Price and Procedure Requirements. All of the following conditions shall have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                    (a) (if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor to the Corporation) acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                    (b) the Fair Market Value per share of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor of the Corporation) on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article V as the "Determination Date"), whichever is higher.

               (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                    (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                    (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

               (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

               (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     Section 3.  Certain Definitions.  For the purpose of this Article V:

          A. A "person" shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association or other entity.

          B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               (i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C.  A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purpose of determining whether a person is an Interested Stockholder pursuant to Paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph C of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 24, 1984.

          F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

          H. "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

          I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in Paragraphs B(i) and (ii) of Section 2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     Section 4.  Powers of the Board of Directors.

        A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any persons, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more.

     Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                                        ARTICLE VI

                                     BOARD OF DIRECTORS

     Section 1. Number. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than 10 nor more than 20 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     Section 2. Terms. The directors other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1986 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

     Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

     Section 4. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 5. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                       ARTICLE VII

                                    STOCKHOLDER ACTION

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

                                        ARTICLE VIII

                                      BYLAW AMENDMENTS

     The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation or the Bylaws to the contrary, Sections 2 and 3 of Article I and Sections 1 through 5 of
Article II of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                        ARTICLE IX

                                       AMENDMENTS TO
                                CERTIFICATE OF INCORPORATION

     Notwithstanding any other provisions of the Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII or this Article IX of this Restated Certificate of Incorporation.

                                         ARTICLE X

     Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 2.  Indemnification and Insurance.

          (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (b) Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          IN WITNESS WHEREOF, said Unisys Corporation has caused this certificate to be signed by Harold S. Barron, its Senior Vice President, General Counsel and Secretary, and attested by Ronald C. Anderson, its Assistant Secretary, this 25th day of July, 1997.




                                        By:     /s/ Harold S. Barron
                                                -------------------------------
                                                Harold S. Barron
                                                Senior Vice President, General
                                                Counsel and Secretary


ATTEST:



By:      /s/ Ronald C. Anderson
         ----------------------
         Ronald C. Anderson
         Assistant Secretary